    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    APRIL 28, 2000

         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------

Dear Interest Holder:

We are pleased to welcome you as an investor in World Monitor II--Series E ('Series E') which commenced trading on April 6, 2000. As an investor in Series E, you will receive a Monthly Report containing financial information monthly and market commentary quarterly.

Enclosed is the report for the period from April 6, 2000 (inception of trading) to April 28, 2000 for Series E. The net asset value of an interest as of April 28, 2000 was $98.88, a decrease of 1.12% from Series E's initial $100.00 value.

The estimated net asset value per interest as of May 17, 2000 was $100.20. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          --------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-----------------------------------------------------
For the period from April 6, 2000
  (inception of trading) to April 28, 2000
Revenues:
Realized loss on commodity
  transactions...........................   $ (99,614)
Change in unrealized commodity
  positions..............................      62,871
Interest income..........................      18,716
                                            ---------
                                              (18,027)
                                            ---------
Expenses:
Commissions..............................      19,752
Management fees..........................       6,579
Other transaction fees...................       3,711
Other expenses...........................       6,019
                                            ---------
                                               36,061
                                            ---------
Net loss.................................   $ (54,088)
                                            ---------
                                            ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from April 6, 2000
  (inception of trading) to April 28, 2000
                                                  Per
                                     Total      Interest
                                   ----------   --------
Net asset value at beginning of
  period (10.000 interests)......  $    1,000   $ 100.00
Contributions....................   5,371,459
Net loss.........................     (54,088)
Redemptions......................     (23,063)
                                   ----------
Net asset value at end of
  period (53,550.331
  interests).....................  $5,295,308      98.88
                                   ----------
                                   ----------
Change in net asset
  value per interest.........................   $  (1.12)
                                                --------
                                                --------
Percentage change............................      (1.12)%
                                                --------
                                                --------

------------------------------------------------------

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: Barbara J. Brooks
                            Chief Financial Officer


                                 /s/ Barbara J. Brooks
                                 -----------------------
                                 by: Barbara J. Brooks
                                Chief Financial Officer